Exhibit 99.1

MAGUIRE PROPERTIES SHAREHOLDERS ELECT SEVEN DIRECTORS
AT TODAY’S ANNUAL MEETING

George A. Vandeman Named Chairman of the Board

LOS ANGELES, October 2, 2008 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that, at its Annual Meeting held today, the Company’s shareholders voted to elect its seven Director-nominees, Jonathan M. Brooks, Christine N. Garvey, Cyrus S. Hadidi, Nelson Rising, George A. Vandeman, Paul M. Watson, and David L. Weinstein for a one-year term each.  As previously announced, Walter L. Weisman, Lawrence S. Kaplan and Andrea L. Van de Kamp did not stand for re-election to the Board.

Nelson Rising, Maguire’s President and Chief Executive Officer, said, “We wish Wally, Andrea and Larry all the best and thank them for their dedicated service on behalf of Maguire.”

The Company also announced that Mr. Vandeman has been designated as Chairman of the Board, succeeding Mr. Weisman, and appointed as Chair of the Board’s Nominating & Governance Committee.   In addition, Ms. Garvey has been appointed Chair of the Compensation Committee, and Mr. Watson has been appointed Chair of the Audit Committee.

Mr. Vandeman, 68, is an experienced corporate executive, investor and highly accomplished attorney, having previously served as senior partner and chairman of the Mergers and Acquisitions Practice of Latham & Watkins LLP and more recently as Senior Vice President and General Counsel of Amgen Inc., the world’s largest biotechnology company.  Mr. Vandeman has served as a Director of Maguire Properties since October 2007.

Mr. Rising commented, “Our Board and Company have benefitted from George’s active participation and counsel.  We look forward to his further contributions in his new role.”

In addition to Maguire, Mr. Vandeman currently serves on the Boards of ValueVision Media, Inc., operator of the ShopNBC television shopping channel, and Rexair Holdings, a privately held marketing company.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti Senior Vice President, Investor and Public Relations (213) 613-4558